Exhibit 5.1
[WILLIAMS, MULLEN, CLARK & DOBBINS, P.C. LETTERHEAD]
March 2, 2007
The Board of Directors
Gateway Financial Holdings, Inc.
1580 Laskin Road
Virginia Beach, Virginia 23451
     Re:       Form S-4 Registration Statement
Ladies and Gentlemen:
     We have acted as counsel to Gateway Financial Holdings, Inc., a North Carolina corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-4 (the “Registration Statement”) to be filed promptly with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act) relating to the registration of up to 1,778,216 shares of common stock, no par value, of the Company (the “Common Stock”) to be exchanged for shares of common stock of The Bank of Richmond, Richmond, Virginia (“Bank of Richmond”) as provided in the Agreement and Plan of Reorganization and Merger, as amended, between the Company and Bank of Richmond dated as of January 10, 2007 (the “Agreement”). This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.
     As such counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, certificates of public officials, and such other documents and have reviewed such legal matters as we have deemed appropriate for the purpose of rendering this opinion.
     On the basis of the foregoing and to the additional qualifications set forth below, it is our opinion that the Common Stock being offered by the Company pursuant to the Registration Statement will, when issued and delivered in accordance with the provisions of the Agreement as contemplated in the Registration Statement, be validly issued, fully paid and nonassessable shares of common stock of the Company.
     We consent to the reference to our firm in the Registration Statement under the heading “Legal Matters” and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.
     This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.
     This opinion is rendered solely for your benefit and that of your shareholders and the shareholders of Bank of Richmond in connection with the transactions contemplated by the Agreement and may not be circulated, quoted, or otherwise referred to for any purpose, or used, or relied upon, by any other person without our prior written consent in each instance. This opinion is given as of the date hereof and we assume no obligation to advise you of changes that may hereafter be brought to our attention.

Sincerely,

/s/ WILLIAMS, MULLEN, CLARK & DOBBINS, P.C.